Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-265208, 333-130507, 333-205914, 333-156130, 333-156127, 333-195960, and 333-231378) on Form S-8 of our reports dated February 16, 2023, with respect to the consolidated financial statements of PotlatchDeltic Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
February 16, 2023